EXHIBIT 10.9
Amendment
to
Argo-Tech Corporation Trust Agreement
and
Michael S. Lipscomb Stay Pay Agreement
     This Amendment (the “Amendment”) to the Argo-Tech Corporation Trust Agreement dated October 28, 1994, as amended November 22, 2002 (the “Rabbi Trust”), and to the Stay Pay Agreement dated February 13, 1989 (the “Stay Pay Agreement”) between Argo-Tech Corporation (HBP), formerly known as Argo-Tech Corporation (“Argo-Tech”), and Michael S. Lipscomb (the “Beneficiary”) is by and between Argo-Tech and the Beneficiary.
     WHEREAS, the Beneficiary and Argo-Tech entered into the Stay Pay Agreement;
     WHEREAS, Argo-Tech executed the Rabbi Trust which trust was intended to secure amounts due under the Stay Pay Agreement;
     WHEREAS, AT Holdings Corporation (“Holdings”), the parent of Argo-Tech, has entered into an Agreement and Plan of Merger dated as of September 13, 2005 (the “Merger Agreement”) by and among Holdings, Argo-Tech Corporation, GreatBanc Trust Company, in its capacity as trustee for the Argo-Tech Corporation Employee Stock Ownership Plan, V.G.A.T. Investors, LLC (“Parent”), and Vaughn Merger Sub, Inc. (“Acquisition Sub”), as amended, whereby Parent is to acquire Holdings through the merger of Acquisition Sub with and into Holdings; and
     WHEREAS, Argo-Tech and the Beneficiary wish to amend the Rabbi Trust and the Stay Pay Agreement so that the amount of assets held under the Rabbi Trust shall be paid to Beneficiary at the Closing under the Merger Agreement and, upon such payment, the Rabbi Trust shall immediately terminate.
          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1.1	Amendment. The Stay Pay Agreement and the Rabbi Trust are hereby amended to provide for a payment to the Beneficiary or Successor from the assets of the Trust in an amount equal to the amount of assets then held under the Trust upon the occurrence of the Closing under the Merger Agreement. Such payment shall be made as soon as reasonably possible after the Trustee’s receipt of an affidavit executed by an officer of Argo-Tech other than the Beneficiary stating that such Closing has occurred. Immediately upon Beneficiary’s receipt of such payment, the Rabbi Trust and the Stay Pay Agreement shall be terminated without any further action of the parties.

1.2	Effective Date. This Amendment shall be effective October 25, 2005.

1.3	Cancellation. If the Trustee shall not have made the payment described in Section 1.2 above prior to December 20, 2005, this Amendment shall be of no further force and effect whatsoever.

1.4	Force and Effect. Except as provided for herein, the Stay Pay Agreement and the Rabbi Trust shall remain in full force and effect in accordance with their terms until their termination in accordance with the last sentence of Section 1.1 above.

ARGO-TECH CORPORATION (HBP)

By:	/s/ Paul R. Keen

Its:	Vice President

ARGO-TECH CORPORATION

By:	/s/ Frances S. St.Clair

Its:	Vice President

NATIONAL CITY BANK, N.A.

By:	/s/ Christian Brown

Its:	Vice President

BENEFICIARY

/s/ Michael S. Lipscomb

Michael S. Lipscomb